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                                                                    EXHIBIT 21.1

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

            SUBSIDIARIES OF
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.          JURISDICTION OF INCORPORATION
American Medical Systems, Inc.                            Delaware
American Medical Systems Australia Pty. Ltd.             Australia
American Medical Systems Benelux B.V.B.A.                 Belgium
American Medical Systems Canada Inc.                       Canada
American Medical Systems France S.a.r.l.                   France
American Medical Systems Deutschland Gmbh                 Germany
American Medical Systems Iberica S.L.                      Spain
American Medical Systems U.K. Ltd.                     United Kingdom
American Medical Systems International, Inc.              Delaware
Influence Medical Technologies, Ltd.                       Israel
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